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                                                            EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



THE BOARD OF DIRECTORS
VALLEN CORPORATION

We consent to incorporation by reference in the Registration Statements (No. 333-03915, 333-03917 and 333-03919) on Form S-8 of Vallen Corporation of our report dated July 14, 1997, relating to the consolidated balance sheets of Vallen Corporation and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended May 31, 1997, which report appears in the May 31, 1997 annual report on Form 10-K of Vallen Corporation.



                                                     KPMG PEAT MARWICK LLP



Houston, Texas
August 15, 1997